Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2014 THIRD QUARTER FINANCIAL RESULTS

LAS VEGAS, November 6, 2014 - Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the third quarter ended September 30, 2014.

2014 Third Quarter Highlights:

•
Net revenues increased by $149.4 million or 35.7% year over year to $568.3 million, and Consolidated Adjusted EBITDA increased by $39.0 million or 38.0% year over year to $141.5 million. Consolidated Adjusted EBITDA margin increased by 42 basis points to 24.9%. The 2014 third quarter results include the operations of Ameristar for the entire quarter, versus a contribution of 49 days in the prior year period as a result of the acquisition being completed on August 13, 2013.

•
Comparing the Company's current operations in the 2014 third quarter to the prior year period on a combined basis including the acquired Ameristar properties, and excluding the effect of unusual expense items in both periods, management estimates that Consolidated Adjusted EBITDA, as adjusted, would have been $147.6 million in the 2014 third quarter versus Combined Adjusted EBITDA, as adjusted, of $143.8 million in the prior year period. Unusual expense items in the 2014 third quarter totaled $6.1 million related to severance, Colorado referendum expense, and Lake Charles team member retention program costs versus $3.3 million in the prior year period related to an addition to legal reserves.

•
Comparing the Company's current operations in the 2014 third quarter to the prior year period on a combined basis including the acquired Ameristar properties, and excluding both unusual expense items and Belterra Park in both periods, management estimates that Consolidated Adjusted EBITDA, as adjusted, was $150.9 million versus Combined Adjusted EBITDA, as adjusted, of $145.0 million in the prior year period, an increase of $5.9 million or 4.1%. Net revenues were unchanged and Consolidated Adjusted EBITDA margin, as adjusted, increased by 108 basis points year over year on this same basis. Belterra Park generated net revenues of $17.0 million and Adjusted EBITDA of $(3.2) million in the 2014 third quarter versus net revenues of $2.5 million and Adjusted EBITDA of $(1.2) million in the prior year period.

•	The Company repaid $116 million of debt in the 2014 third quarter, principally with cash flow from operations.

•
Income from continuing operations increased by $54.8 million to $7.7 million from a loss of $47.1 million in the prior year period. GAAP net income per share was $0.21 versus a loss per share of $3.07 in the prior year period. Adjusted income per share increased by $0.04 or 25.0% to $0.20 from $0.16 in the prior year period.

•
Today, the Company also announced that it intends to pursue a plan to separate its real estate assets from its operating assets into two publicly traded companies. The Company intends to carry out the proposed separation through the creation of a newly formed, publicly traded, real estate investment trust that will be distributed to PNK stockholders in a tax-free spin-off, with PNK remaining an operating entity following the transaction. For more details, please see today's press release titled Pinnacle Entertainment Announces Intent to Pursue a Plan to Separate Its Real Estate Assets from Its Operating Assets.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "Revenues in our markets stabilized during the 2014 third quarter, and we are optimistic this will continue given the encouraging trends we experienced in October. Our portfolio generated its best year over year revenue comparisons in the 2014 third quarter and Consolidated Adjusted EBITDA, as adjusted, increased by $5.9 million or 4.1% year over year, when excluding unusual expense items and Belterra Park. Of particular note is the strong performance of Ameristar Council Bluffs, Ameristar St. Charles and River City, which all generated year over year net revenue and Adjusted EBITDA growth. We also produced strong Adjusted EBITDA at L’Auberge Baton Rouge, Ameristar Kansas City and Ameristar Black Hawk, with each of these properties generating growth as a result of operational efficiencies.

"In Colorado, we are pleased that voters have overwhelmingly defeated Proposition 68. We believe there is an opportunity at our Ameristar Black Hawk property to better leverage its unique resort amenities, and have this terrific resort property enjoyed by more guests in the greater Denver area and as a destination for guests throughout the Pinnacle Entertainment portfolio.

"At Belterra Park, we generated net revenue of $17.0 million and an Adjusted EBITDA loss of $3.2 million in the 2014 third quarter. We are disappointed by these initial results and are investing considerable time and effort into driving better financial outcomes at Belterra Park. Guests who visit Belterra Park enjoy the experience and provide us with consistently positive feedback on the quality of the property and its amenities. We are focused on creating greater awareness of the gaming and dining experiences we offer at Belterra Park and capitalizing on the unique resort amenities at Belterra Resort to maximize our regional presence. Belterra Resort has performed well despite the increased regional competition in the greater Cincinnati market, with the gaming revenue declines at the property flattening significantly in the 2014 third quarter. We continue to focus on improving and leveraging the non-gaming amenities of Belterra Resort.

"In Lake Charles, we have prepared to welcome a new competitor to the market. We have implemented a team member retention program that has achieved an exceptionally high participation rate. We have devoted considerable resources to train and develop the talented team members that provide memorable experiences to our guests at L’Auberge Lake Charles, and the retention program was designed to ensure continuity in both the quantity and quality of the talent at the property. We believe the significant capital investments made over the past three years, coupled with our high caliber team, service levels and guest amenities, positions us well for the additional competition.

"We are on track to complete 2014 as a seamless and fully integrated organization, and there is early evidence that the revenue synergy initiatives we have implemented are beginning to materializing at our Ameristar-branded properties. The 2014 third quarter represented the first full quarter with hotel yield management, increased emphasis on table gaming, national casino marketing efforts, and our mychoice player loyalty program in place enterprise-wide. While it is early and there is still work to do, the initial results are encouraging, with Adjusted EBITDA at the Ameristar-branded properties up approximately 4% during the 2014 third quarter.

"We are very optimistic about the forward prospects of our Company and will stay focused on providing memorable gaming entertainment experiences for our guests, fulfilling careers and an attractive work environment for our team members, and on driving long-term value for our financial stakeholders," concluded Mr. Sanfilippo.

Summary of Third Quarter Results

(in thousands, except per share data)	Three months ended September 30,
	2014	2013
Net revenues	$568,299	$418,927
Consolidated Adjusted EBITDA (1)	$141,532	$102,570
Consolidated Adjusted EBITDA margin (1)	24.9%	24.5%
Operating income (loss) (2)	$77,192	$(15,190)
Income (loss) from continuing operations	$7,719	$(47,142)
Income (loss) from continuing operations margin	1.4%	(11.3)%
GAAP net income (loss)	$12,490	$(180,417)
Diluted net income (loss) per share	$0.21	$(3.07)
Adjusted income per share (1)	$0.20	$0.16

(1)
For a further description of Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(2)
Operating income in the 2014 third quarter includes $1.6 million in pre-opening, development and other costs, including $0.9 million of cost associated with the Company's evaluation of a REIT spin-off transaction, versus $63.1 million in the prior year period, and a $1.1 million net negative impact related to write-downs, reserves and recoveries versus a net negative impact of $12.1 million in the prior year period.

In the 2014 third quarter, revenues increased by $149.4 million or 35.7% to $568.3 million, while Consolidated Adjusted EBITDA was $141.5 million, an increase of $39.0 million or 38.0% compared to the same period in 2013. Consolidated Adjusted EBITDA margin increased by 42 basis points year over year to 24.9%. These results include the operations of Ameristar in the 2014 third quarter, but only 49 days in the prior year period given the August 13, 2013 closing of the acquisition.

Comparing the Company's current operations in the 2014 third quarter to the prior year period on a combined basis including the acquired Ameristar properties, and excluding the effect of unusual expense items in both periods, management estimates that Consolidated Adjusted EBITDA, as adjusted, would have been $147.6 million in the 2014 third quarter versus Combined Adjusted EBITDA, as adjusted, of $143.8 million in the prior year period. Unusual expense items in the 2014 third quarter totaled $6.1 million related to severance, Colorado referendum expense, and Lake Charles team member retention program costs versus $3.3 million in the prior year period related to an addition to legal reserves.

Comparing the Company's current operations in the 2014 third quarter to the prior year period on a combined basis including the acquired Ameristar properties, and excluding both unusual expense items and Belterra Park in both periods, management estimates that Consolidated Adjusted EBITDA, as adjusted, was $150.9 million versus Combined Adjusted EBITDA, as adjusted, of $145.0 million in the prior year period, an increase of $5.9 million or 4.1%. Net revenues were unchanged and Consolidated Adjusted EBITDA margin, as adjusted, increased by 108 basis points year over year on this same basis. Belterra Park generated net revenues of $17.0 million and Adjusted EBITDA of $(3.2) million in the 2014 third quarter versus net revenues of $2.5 million and Adjusted EBITDA of $(1.2) million in the prior year period.

Operating income increased by $92.4 million to $77.2 million in the 2014 third quarter versus $(15.2) million in the prior year period. Income from continuing operations increased by $54.8 million to $7.7 million in the 2014 third quarter from a loss of $47.1 million in the prior year period. GAAP net income per share was $0.21 in the 2014 third quarter versus a loss of $3.07 in the prior year period. Adjusted income per share increased by $0.04 or 25.0% to $0.20 in the 2014 third quarter from $0.16 in the prior year period.

Unusual expense items affected 2014 third quarter comparability
In the 2014 third quarter, the Company recorded unusual expense items that negatively impacted Consolidated Adjusted EBITDA and comparability with the prior year period. The table below details the effect of these unusual expense items on the Company's reportable segments, Corporate expenses, and Consolidated Adjusted EBITDA in the 2014 third quarter. Management believes the detailed information on unusual expense items is useful to investors to better assess the underlying performance of its operations during the quarter.

	Midwest	South	West	Corporate	Consolidated
($ in thousands)	Adj. EBITDA	Adj. EBITDA	Adj. EBITDA	Expenses	Adj. EBITDA

Consolidated Adj. EBITDA (4)	$86,495	$56,335	$22,150	$(23,448)	$141,532

Unusual expense items:
Severance expense (1)	279	—	393	1,394	2,066
CO referendum costs (2)	—	—	—	2,296	2,296
Employee retention program (3)	—	1,739	—	—	1,739
Total effect on 2014 Third Quarter	279	1,739	393	3,690	6,101

Cons. Adj EBITDA - ex. items (4)	$86,774	$58,074	$22,543	$(19,758)	$147,633
(1) Relates to severance costs from operational leadership changes made throughout the organization in the 2014 third quarter, including at the Company's Corporate Service Center, Ameristar Kansas City, and Cactus Pete's in Jackpot, Nevada.
(2) Relates to costs associated with Proposition 68 in Colorado.
(3) Relates to costs from an employee retention program extended to the Company's team members at its L'Auberge Lake Charles property to ensure continuity in its staffing, talent and service levels through the opening and ramp up period of a new competitor that is expected to occur in late-2014.
(4) For further descriptions of Consolidated Adjusted EBITDA and Consolidated Adjusted EBTIDA, as adjusted (excluding unusual expense items), please see the section entitled “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

2014 Third Quarter Operational Overview

Midwest Segment
In the Midwest segment, revenues increased by $110.6 million or 56.9% year over year to $305.1 million in the 2014 third quarter. Adjusted EBITDA increased by $31.2 million or 56.4% to $86.5 million. Adjusted EBITDA margin was 28.3%, a decrease of 10 basis points year over year. Midwest segment Adjusted EBITDA was negatively impacted by $0.3 million of severance expense due to operational leadership changes at Ameristar Kansas City. On a same store basis, with the Company's current operations applied to both periods, but excluding Belterra Park and unusual expense items, segment revenues increased by $1.8 million or 0.6% year over year, while Adjusted EBITDA increased by $2.9 million or 3.3%. On this same basis, Adjusted EBITDA margins increased by 82 basis points year over year.

In the 2014 third quarter, Midwest segment results were positively impacted by an improvement in revenue trends and profitability at Ameristar Council Bluffs and Ameristar St. Charles, and stable revenue trends and improved profitability at Ameristar Kansas City. Belterra Resort continues to see revenue pressure from increased regional competition, however, a focus on cost control limited the impact that the decline in revenue had on Adjusted EBITDA. Belterra Park contributed net revenues of $17.0 million, but generated Adjusted EBITDA of $(3.2) million and negatively impacted 2014 third quarter segment Adjusted EBITDA performance. Belterra Park generated net revenues of $2.5 million and Adjusted EBITDA of $(1.2) million in the prior year period.

South Segment
In the South segment, revenues increased by $10.4 million or 5.4% year over year to $202.6 million in the 2014 third quarter. Adjusted EBITDA decreased by $0.2 million or 0.4% to $56.3 million. Adjusted EBITDA margin was 27.8%, a decrease of 160 basis points year over year. South segment Adjusted EBITDA was negatively impacted by $1.7 million of cost associated with a team member retention program implemented at L'Auberge Lake Charles in the 2014 third quarter. On a same store basis, with the Company's current operations applied to both periods, but excluding unusual expense items, segment revenues decreased by $2.7 million or 1.3% year over year, while Adjusted EBITDA decreased by $4.1 million or 6.5%. On this same basis, Adjusted EBITDA margin contracted 160 basis points year over year.

In the 2014 third quarter, South segment results were positively impacted by the continued ramp up and refinement of the cost structure at L'Auberge Baton Rouge. Core demand trends remain strong in Lake Charles, however, the property experienced abnormally low table hold percentage from losses in its high limit business that negatively affected Adjusted EBITDA and margin percentage. New Orleans performance dragged down South Segment results in the 2014 third quarter, with the revenue, Adjusted EBITDA and margins of the property all declining year over year during the quarter. The Company began implementing operational improvement initiatives at this property in the 2014 third quarter, which it expects to drive better financial performance in the coming quarters. The addition of a 150 room hotel at the property in late-2014 will drive incremental business to the property. Both Ameristar Vicksburg and Boomtown Bossier City experienced declines in revenue and Adjusted EBITDA in the 2014 third quarter due to a challenging market-wide revenue environment, however, a focus on operational efficiency limited the impact that declining revenues had on Adjusted EBITDA.

West Segment
West segment revenues were $58.5 million in the 2014 third quarter, and Adjusted EBITDA was $22.2 million. Adjusted EBITDA margin was 37.9%. West segment Adjusted EBITDA was negatively impacted by $0.4 million of severance expense due to operational leadership changes at Cactus Pete's. On a same store basis, with the Company's current operations applied to both periods, but excluding unusual expense items, segment revenues increased by $0.5 million or 0.9% year over year, while Adjusted EBITDA increased by $2.2 million or 11.1%. On this same basis, Adjusted EBITDA margin increased by 351 basis points year over year. Segment performance was driven by operational efficiencies at Ameristar Black Hawk.

Corporate Expenses and Other
Corporate expenses and Other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, increased by $3.7 million year over year to $23.4 million in the 2014 third quarter. Corporate expenses and other included $2.3 million of Colorado referendum costs in the 2014 third quarter and $1.4 million of severance expense, versus a $3.3 million addition to legal reserves in the prior year period. On a same store basis, with the Company's current operations applied to both periods, but excluding unusual expense items, Corporate expenses and Other declined by $4.8 million year over year.

Strong 2014 Third Quarter Free Cash Flow and Debt Reduction
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, “During the 2014 third quarter, we generated very strong free cash flow and made significant progress on reducing our debt, as we repaid $116 million of credit facilities. We were able to accomplish this through our strong operating cash flow, more efficient cash flow and working capital management, and reductions in our growth capital commitments. Since completing the Ameristar acquisition in August 2013, we have repaid approximately $770 million of term loans with cash from operations and asset sales proceeds through the end of the 2014 third quarter, for a net debt reduction of approximately $570 million after giving effect to revolving credit facility drawings during that period.

"As we move forward, we will continue to look for ways to better manage our working capital, prudently evaluate all capital expenditures, and dedicate our strengthening free cash flow to maintain the high quality level of our existing assets and to repay debt," concluded Mr. Ruisanchez.

Liquidity, Capital Expenditures and Interest Expense

Liquidity
At September 30, 2014, the Company had approximately $155.0 million in cash and cash equivalents. As of September 30, 2014, approximately $564.9 million was drawn on the Company’s $1.0 billion revolving credit facility and approximately $12.7 million of letters of credit were outstanding. Total debt at the end of the 2014 third quarter was below $4.0 billion.

During the 2014 third quarter, the Company repaid approximately $116 million of total debt, principally with cash flow from operations, comprising the repayment of approximately $107 million of aggregate principal amount of term loans and $9 million of outstanding revolving credit facility borrowings.

Capital Expenditures
Capital expenditures totaled approximately $31.0 million during the 2014 third quarter.  In the 2014 third quarter, cash expenditures totaled $2.6 million for the Boomtown New Orleans hotel project and $16.7 million for Belterra Park Gaming and Entertainment Center. The Company expects that the hotel project at Boomtown New Orleans will remain on budget and will open by the end of 2014.

Excluding land and capitalized interest costs, the Company has incurred approximately $16.7 million of the $20 million budget for the Boomtown New Orleans hotel project and $199.4 million of the $209 million budget for Belterra Park.

Interest Expense
Gross interest expense before capitalized interest was $62.8 million in the 2014 third quarter, compared to $49.7 million in the prior year period.  The increase in gross interest expense is attributable to the additional debt incurred to fund the Company's acquisition of Ameristar.  Capitalized interest for third quarter ended 2014 and 2013 was $0.3 million and $1.0 million, respectively.  In the 2014 third quarter, the Company capitalized interest expense on its expenditures related to the Boomtown New Orleans hotel project.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Thursday, November 6, 2014, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2014 third quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 27759617. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Consolidated Adjusted EBITDA, as adjusted, (excluding unusual items), Consolidated Adjusted EBITDA margin, as adjusted, (excluding unusual items), Consolidated Adjusted EBITDA, as adjusted, (excluding unusual items and Belterra Park),

Consolidated Adjusted EBITDA margin, as adjusted, (excluding unusual items and Belterra Park), Combined Net Revenues, Combined Adjusted EBITDA, Combined Adjusted EBITDA, as adjusted, (excluding unusual items), Combined Adjusted EBITDA, as adjusted, (excluding unusual items and Belterra Park), Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening, development and other costs, asset impairment costs, impairment of equity method investment, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income (loss) from equity method investment, non-controlling interest and discontinued operations, finite-lived intangible amortization, significant unusual items, and adjustment for taxes on such items. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDA is a useful measure for investors because it is an indicator of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry.  Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets, significant unusual items, or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

The Company defines Combined Net Revenues as revenues less corporate and other of Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc. assuming that Ameristar Casinos, Inc. was a part of Pinnacle Entertainment, Inc. from July 1, 2013 through August 12, 2013. The Company defines Combined Adjusted EBITDA as Consolidated Adjusted EBITDA (as defined above) of Pinnacle Entertainment, Inc. and Ameristar Casinos, Inc. assuming that Ameristar Casinos, Inc. was a part of Pinnacle Entertainment, Inc. from July 1, 2013 through August 12, 2013.

Combined Net Revenues and Combined Adjusted EBITDA are being presently solely as supplemental disclosure. The Company believes it is more meaningful to compare year-over-year results for Ameristar Casinos, Inc. and Pinnacle Entertainment, Inc. on a combined basis, which is a non-GAAP formulation that combines the results for Ameristar Casinos, Inc. and Pinnacle Entertainment, Inc. Therefore, it includes the results of Ameristar Casinos, Inc. for the third quarter of 2013.

The Company defines Consolidated Adjusted EBITDA, as adjusted, (excluding unusual items) as Consolidated Adjusted EBITDA as defined above excluding expenses and certain costs associated with severance, the Colorado referendum and the Lake Charles employee retention program incurred during the third quarter of 2014. The Company defines Consolidated Adjusted EBITDA margin, as adjusted, (excluding unusual items) as Consolidated Adjusted EBITDA, as adjusted (excluding unusual items) divided by revenues on a consolidated basis.

The Company defines Consolidated Adjusted EBITDA, as adjusted, (excluding unusual items and Belterra Park), as Consolidated Adjusted EBITDA, as adjusted (excluding unusual items) described above and excludes the Adjusted EBITDA loss of Belterra Park. The Company defines Consolidated Adjusted EBITDA margin, as adjusted, (excluding unusual items and Belterra Park) as Consolidated Adjusted EBITDA, as adjusted, (excluding unusual items and Belterra Park) divided by revenues on a consolidated basis. The Company believes that Consolidated Adjusted EBITDA, as adjusted, (excluding unusual items) and Consolidated Adjusted EBITDA, as adjusted (excluding unusual items and Belterra Park) and the related margins are useful measures for investors to better assess the underlying performance of its operations during the third quarter of 2014.

The Company defines Combined Adjusted EBITDA, as adjusted, (excluding unusual items) as Combined Adjusted EBITDA as defined above excluding a significant legal accrual. The Company defines Combined Adjusted EBITDA margin, as adjusted (excluding unusual items) as Combined Adjusted EBITDA, as adjusted, (excluding unusual items) divided by revenues on a consolidated basis.

The Company defines Combined Adjusted EBITDA, as adjusted, (excluding unusual items and Belterra Park), as Combined Adjusted EBITDA, as adjusted, (excluding unusual items) described above and excludes the Adjusted EBITDA loss of Belterra Park during the third quarter of 2013. The Company defines Combined Adjusted EBITDA margin, as adjusted, (excluding unusual items and Belterra Park) as Combined Adjusted EBITDA, as adjusted, (excluding unusual items and Belterra Park) divided by revenues on a consolidated basis. The Company believes that Combined Adjusted EBITDA, as adjusted, (excluding unusual items) and Combined Adjusted EBITDA, as adjusted, (excluding unusual items and Belterra Park) and the related margins are useful measures for investors to better assess the underlying performance of its operations during the third quarter of 2014 in comparison to the third quarter of 2013 on a combined basis.

EBITDA measures, such as Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and the other Non-GAAP Financial Measures described above, are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.

Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments
The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, inter-company management fees, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues for such segment. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 15 gaming entertainment properties, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Ohio. The Company also holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

All statements included in this press release, other than historical information or statements of historical fact, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; intention to separate its real estate assets into a REIT and the timing thereof; ability to implement strategies to improve revenues and operating margins at the Company’s properties, reduce costs and debt; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness; the synergies, cost savings and benefits of the Ameristar transaction, including the expected accretive effect of the transaction on the Company’s financial results and profit; the ability of the Company to improve the results of operations at the Company’s properties, including Belterra Park Gaming and Entertainment Center and Boomtown New Orleans; the budgets, completion and opening schedules of the Company’s various projects; the facilities, features and amenities of the Company’s various projects; the ability of the Company to sell or otherwise dispose of discontinued operations; the expected benefits of the Company’s marketing programs; and the Company's anticipated future capital expenditures; are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors and uncertainties that could cause actual results to differ materially from those reflected by such statements. Such factors and uncertainties include, but are not limited to: (a) the Company's business may be sensitive to reductions in consumers' discretionary spending as a result of downtowns in the economy; (b) global financial conditions may have an impact on the Company's business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company's markets could adversely affect the Company's revenues and profitability; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets and unexpected construction delays, could prevent the Company from completing its various projects within the budgets and on time, including the Boomtown New Orleans hotel project; (e) the ability and timing of the Company to achieve the expected synergies, cost savings, and other benefits of the Ameristar transaction may be affected by many factors, including our ability to successfully integrate the two companies and reduce costs and expenses; (f) the Company's ability to obtain future financings on the terms expected, or at all; (g) there are a number of implementation and operational complexities to address before the Company executes the potential REIT transaction, including obtaining required regulatory approvals and possible internal reorganizations. The Company can provide no assurance as to whether it will be able to separate its real estate assets to a REIT; (h) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (i) other risks, including those as may be detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"). For more information on the potential factors that could affect the Company's financial results and business, review the Company's filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle, " "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge Lake Charles, L’Auberge Baton Rouge, River City, Belterra Park, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Roxann Kinkade, APR
Vice President, Finance, Investor Relations & Treasury	Director, Media Relations and Public Affairs
702/541-7777 or investors@pnkmail.com	816/414-7007 or rkinkade@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013

Revenues:
Gaming	$503,620	$371,624	$1,477,041	$847,650
Food and beverage	31,259	22,692	89,228	50,228
Lodging	14,485	9,677	39,077	20,509
Retail, entertainment and other	18,935	14,934	50,912	34,414
Total revenues	568,299	418,927	1,656,258	952,801
Expenses and other costs:
Gaming	271,306	203,599	785,903	474,432
Food and beverage	29,648	19,858	82,559	43,807
Lodging	6,715	3,981	18,309	10,130
Retail, entertainment and other	9,184	7,416	20,448	16,744
General and administrative	111,369	84,519	323,784	185,758
Depreciation and amortization	60,152	39,528	177,236	85,183
Pre-opening, development and other costs	1,598	63,086	11,917	87,851
Write-downs, reserves and recoveries, net	1,135	12,130	4,359	14,259
Total expenses and other costs	491,107	434,117	1,424,515	918,164
Operating income (loss)	77,192	(15,190)	231,743	34,637
Interest expense, net	(62,498)	(48,500)	(191,290)	(105,420)
Loss on early extinguishment of debt	—	(30,830)	(8,234)	(30,830)
Loss from equity method investments	—	—	—	(92,181)
Income (loss) from continuing operations before income taxes	14,694	(94,520)	32,219	(193,794)
Income tax benefit (expense)	(6,975)	47,378	(8,072)	51,766
Income (loss) from continuing operations	7,719	(47,142)	24,147	(142,028)
Income (loss) from discontinued operations, net of income taxes	4,771	(133,275)	5,096	(128,887)
Net income (loss)	12,490	(180,417)	29,243	(270,915)
Net loss attributable to non-controlling interest	(16)	(11)	(52)	(36)
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$12,506	$(180,406)	$29,295	$(270,879)
Net income (loss) per common share—basic
Income (loss) from continuing operations	$0.13	$(0.80)	$0.41	$(2.43)
Income (loss) from discontinued operations, net of income taxes	0.08	(2.27)	0.09	(2.20)
Net income (loss) per common share—basic	$0.21	$(3.07)	$0.50	$(4.63)
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$0.13	$(0.80)	$0.39	$(2.43)
Income (loss) from discontinued operations, net of income taxes	0.08	(2.27)	0.08	(2.20)
Net income (loss) per common share—diluted	$0.21	$(3.07)	$0.47	$(4.63)

Number of shares—basic	59,817	58,777	59,560	58,548
Number of shares—diluted	61,800	58,777	61,493	58,548

1

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$154,989	$191,938
Other assets, including restricted cash	1,628,142	1,608,425
Land, buildings, vessels and equipment, net	3,044,296	3,036,515
Assets of discontinued operations held for sale	20,687	322,548
Total assets	$4,848,114	$5,159,426

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities, other than long-term debt	$410,563	$361,618
Long-term debt, including current portion	3,993,259	4,380,051
Deferred income taxes	173,002	166,484
Liabilities of discontinued operations held for sale	277	26,103
Total liabilities	4,577,101	4,934,256
Total stockholders' equity	271,013	225,170
Total liabilities and stockholders' equity	$4,848,114	$5,159,426

2

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues and Adjusted EBITDA,
Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations, and Reconciliation of Consolidated Adjusted EBITDA Margin
to Income (Loss) from Continuing Operations Margin
(In thousands, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Midwest (a)	$305,116	$194,528	$881,782	$368,717
South (b)	202,572	192,223	606,247	549,816
West (c)	58,457	30,288	162,782	30,288
Total Segment Revenues	566,145	417,039	1,650,811	948,821
Corporate and Other (d)	2,154	1,888	5,447	3,980
Total Revenues	$568,299	$418,927	$1,656,258	$952,801

Adjusted EBITDA :
Midwest (a)	$86,495	$55,267	$260,815	$100,426
South (b)	56,335	56,483	182,992	150,361
West (c)	22,150	10,609	59,500	10,609
Segment Adjusted EBITDA	164,980	122,359	503,307	261,396
Corporate expenses and Other (d)	(23,448)	(19,789)	(67,987)	(31,201)
Consolidated Adjusted EBITDA (e)	$141,532	$102,570	$435,320	$230,195

Other benefits (costs):
Depreciation and amortization	$(60,152)	$(39,528)	$(177,236)	$(85,183)
Pre-opening, development and other costs	(1,598)	(63,086)	(11,917)	(87,851)
Non-cash share-based compensation expense	(1,455)	(3,016)	(10,065)	(8,265)
Write-downs, reserves and recoveries, net	(1,135)	(12,130)	(4,359)	(14,259)
Interest expense, net	(62,498)	(48,500)	(191,290)	(105,420)
Loss from equity method investment	—	—	—	(92,181)
Loss on early extinguishment of debt	—	(30,830)	(8,234)	(30,830)
Income tax benefit (expense)	(6,975)	47,378	(8,072)	51,766
Income (loss) from continuing operations	$7,719	$(47,142)	$24,147	$(142,028)
Consolidated Adjusted EBITDA margin % (e)	24.9%	24.5%	26.3%	24.2%
Income (loss) from Continuing Operations margin %	1.4%	(11.3)%	1.5%	(14.9)%

(a)	Midwest segment includes: Ameristar Council Bluffs, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Belterra Casino Resort, Belterra Park and River City.

(b)	South segment includes: Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

(c)	West segment includes: Ameristar Black Hawk, Cactus Pete's and the Horseshu.

(d)	Corporate expenses and Other includes corporate expenses, as well as the results of Heartland Poker Tour and from the management of Retama Park Racetrack.

(e)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income
and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share
(In thousands, except per share amounts, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
GAAP net income (loss)	$12,490	$(180,417)	$29,243	$(270,915)
Pre-opening, development and other costs	1,598	63,086	11,917	87,851
Write-downs, reserves and recoveries, net	1,135	12,130	4,359	14,259
Player list amortization (a)	5,212	3,058	15,465	3,058
Severance expense	2,066	—	3,530	—
CO referendum costs	2,296	—	5,096	—
Employee retention program costs	1,739	—	1,739	—
mychoice program rollout expenses	—	—	4,541	—
Loss on early extinguishment of debt	—	30,830	8,234	30,830
Addition to legal reserves	—	3,260	—	3,260
Loss on equity method investment	—	—	—	92,181
Adjustment for income taxes	(9,495)	(55,968)	(17,924)	(62,290)
Income (loss) from discontinued operations, net of income taxes	(4,771)	133,275	(5,096)	128,887
Adjusted net income (b)	$12,270	$9,254	$61,104	$27,121

GAAP net income (loss)	$0.20	$(3.07)	$0.48	$(4.63)
Pre-opening, development and other costs	0.03	1.07	0.19	1.50
Write-downs, reserves and recoveries, net	0.02	0.21	0.07	0.24
Player list amortization (a)	0.08	0.05	0.25	0.05
Severance expense	0.03	—	0.06	—
CO referendum costs	0.04	—	0.08	—
Employee retention program costs	0.03	—	0.03	—
mychoice program rollout expenses	—	—	0.07	—
Loss on early extinguishment of debt	—	0.52	0.13	0.53
Addition to legal reserves	—	0.06	—	0.06
Loss on equity method investment	—	—	—	1.57
Adjustment for income taxes	(0.15)	(0.95)	(0.29)	(1.06)
Income (loss) from discontinued operations, net of income taxes	(0.08)	2.27	(0.08)	2.20
Adjusted income per share (b)	$0.20	$0.16	$0.99	$0.46
Number of shares—diluted	61,800	58,777	61,493	58,548

(a)	Accelerated amortization related to acquired Ameristar player lists.

(b)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

4

Pinnacle Entertainment, Inc.
Supplemental Information
Combined Net Revenue and Combined Adjusted EBITDA Including the Ameristar
Prior Year Period for the Three Months Ended September 30, 2013
(In thousands, unaudited)

	Pinnacle Entertainment, Inc. As Reported	Ameristar Casinos, Inc. As Reported	Combined (b)

	July 1, 2013 through September 30, 2013	July 1, 2013 through August 12, 2013	July 1, 2013 through September 30, 2013
Net Revenues:
Midwest	$194,528	$94,279	$288,807
South	192,223	13,040	205,263
West	30,288	27,621	57,909
Total Segment Revenues	417,039	134,940	551,979
Corporate and Other	1,888	—	1,888
Total Revenues (b)	$418,927	$134,940	$553,867

Adjusted EBITDA:
Midwest	$55,267	$30,658	$85,925
South	56,483	5,641	62,124
West	10,609	9,690	20,299
Segment Adjusted EBITDA	122,359	45,989	168,348
Corporate Expenses and Other (a)	(19,789)	(8,040)	(27,829)
Combined Adjusted EBITDA (b)	$102,570	$37,949	$140,519
Combined Adjusted EBITDA margin %	24.5%	28.1%	25.4%

(a)	Ameristar predecessor period corporate expenses include all costs of the legacy Company's corporate operations.

(b)	See discussion of Non-GAAP financial measures for a detailed description of Consolidated Adjusted EBITDA, Combined Net Revenues and Combined Adjusted EBITDA.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of Combined Adjusted EBITDA
to Loss from Continuing Operations
(In thousands, unaudited)

Combined
For the three months ended September 30, 2013
As if acquisition was completed on July 1, 2013
Combined Adjusted EBITDA (a)	$140,519

Ameristar July 1, 2013 through August 12, 2013 Adjusted EBITDA	(37,949)
Depreciation and amortization	(39,528)
Pre-opening, development and other costs	(63,086)
Non-cash share-based compensation expense	(3,016)
Write-downs, reserves and recoveries, net	(12,130)
Interest expense, net	(48,500)
Loss on early extinguishment of debt	(30,830)
Income tax benefit	47,378
Loss from continuing operations	$(47,142)

(a)	See discussion of Non-GAAP financial measures for a detailed description of Combined Adjusted EBITDA.

6

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of Consolidated Adjusted EBITDA, as adjusted, and Combined Adjusted EBITDA, as adjusted, to Income (Loss) from Continuing Operations and Consolidated Adjusted EBITDA
Margin, as adjusted, and Combined Adjusted EBITDA Margin, as adjusted, to Income (Loss) from
Continuing Operations Margin
(In thousands, unaudited)

	Pinnacle Entertainment, Inc. Consolidated	Combined (a)
	For the three months ended September 30,
	2014	2013

Consolidated Adjusted EBITDA, as adjusted - ex. unusual expense items and Belterra Park (d)	$150,867	$144,945

Belterra Park Adjusted EBITDA	(3,234)	(1,166)

Consolidated Adjusted EBITDA, as adjusted - ex. unusual expense items (d)	$147,633	$143,779

Unusual expense items impacting Segments (b)	(2,411)	—
Unusual expense items impacting Corporate Expenses and Other (c)	(3,690)	(3,260)
Total unusual expense items	(6,101)	(3,260)

Consolidated Adjusted EBITDA (d)	$141,532	$140,519

Ameristar July 1, 2013 through August 12, 2013 Adjusted EBITDA	$—	$(37,949)
Depreciation and amortization	(60,152)	(39,528)
Pre-opening, development and other costs	(1,598)	(63,086)
Non-cash share-based compensation expense	(1,455)	(3,016)
Write-downs, reserves and recoveries, net	(1,135)	(12,130)
Interest expense, net	(62,498)	(48,500)
Loss on early extinguishment of debt	—	(30,830)
Income tax benefit (expense)	(6,975)	47,378
Income (loss) from continuing operations	$7,719	$(47,142)
Adjusted EBITDA margin %, as adjusted - excluding unusual expense items and Belterra Park	27.4%	26.3%
Adjusted EBITDA margin % as adjusted - excluding unusual expense items	26.0%	26.0%
Income (loss) from Continuing Operations margin %	1.4%	(8.5)%

(a)
Combined financial information includes Pinnacle Entertainment Inc. as reported for the three months ended September 30, 2013, and Ameristar Casinos, Inc. for the period of July 1, 2013, through August 12, 2013, the portion of the quarter that the Company did not own the operations in the prior year period.

(b)	Expense items relate to severance and costs associated with an employee retention program extended to the Company's team members at its L'Auberge Lake Charles property.

(c)	Expense items relate to third quarter 2014 severance, third quarter 2014 costs associated with Proposition 68 in Colorado, and a third quarter 2013 legal reserve.

(d)
See discussion of Non-GAAP financial measures for detailed description of Consolidated Adjusted EBITDA, Combined Adjusted EBITDA, Combined Adjusted EBITDA, as adjusted (excluding unusual items) and Combined Adjusted EBITDA, as adjusted (excluding unusual items and Belterra Park) and related margins.

7